Exhibit 99.29

HEADWATERS INCORPORATED

2010 INCENTIVE COMPENSATION PLAN

[Effective 25 February 2010]

1.	PURPOSES

The purposes of this 2010 Incentive Compensation Plan are to promote the long-term success of Headwaters Incorporated and its Subsidiaries and Affiliates and to provide financial incentives to members of the Board, and to officers, Employees and Consultants of Headwaters Incorporated and its Subsidiaries and Affiliates to strive for long-term creation of stockholder value. The Plan provides long-term incentives to members of the Board, and to officers, Employees and Consultants of the Company and its Subsidiaries and Affiliates who are able to contribute towards the creation of or have created stockholder value by providing them stock-based and cash incentives.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own no less than 50% of such entity.

(b)	“Award” means an incentive award as described in Section 5(a).

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii)	Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(f)	“Chief Financial Officer” or “CFO” means the Chief Financial Officer of the Company.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Consultant” means a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered Service for all purposes of the Plan.

(i)	“Committee” means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(i)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(ii)	the rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange; and

(iii)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code.

(j)	“Common Stock” means Common Stock.

(k)	“Company” means Headwaters Incorporated, a Delaware corporation.

(l)	“Covered Employee” shall have the meaning given that term by Section 162(m) of the Code and income tax regulations promulgated thereunder.

(m)	“Disability” means a physical or mental medical condition that prevents the Participant from performing the duties of his or her position with the Company, Subsidiary or Affiliate and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

(n)	“Employee” means any individual who is a common-law employee of the Company, a Parent, Subsidiary, or an Affiliate.

(o)	“Exchange Act” means the federal Securities Exchange Act of 1934, as amended.

(p)	“Fair Market Value” means, with respect to the Common Stock, the closing sale price of such Common Stock at four o’clock p.m. (Eastern Time), on the principal United States national stock exchange on which the Common Stock is traded, as determined by the Committee, or, if the Common Stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the Common Stock was so traded, or, if the Common Stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means. Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

(q)	“Incentive Stock Option” means an option to purchase the stock of the Company as described in Section 422 of the Code.

(r)	“LTIPA” means an agreement establishing the terms and conditions for an Award granted under the Plan, including any applicable performance goals.

(s)	“Nonstatutory Stock Option” means an option to purchase the stock of the Company which is designated not to be an Incentive Stock Option.

(t)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date that after the adoption of the Plan shall be a Parent commencing as of such date.

(u)	“Participant” means an Employee, Consultant or member of the Board who is eligible to participate in the Plan pursuant to Section 4(b) and receives an Award under the Plan.

(v)	“Performance Period” means a fiscal year of the Company or other period with respect to which an Award may be earned based upon Service and/or performance.

(w)	“Performance Stock” means the Award described in Section 9.

(x)	“Performance Unit” means the Award described in Section 10.

(y)	“Plan” means this Headwaters Incorporated 2010 Incentive Compensation Plan.

(z)	“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time or that specified performance goals be achieved), granted under Section 8.

(aa)	“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain in Service for a specified period of time or that specified performance goals be achieved), granted under Section 8.

(bb)	“Service” means service as an Employee, Consultant or member of the Board of Directors of the Company. The Participant’s Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary or Affiliate as an Employee, Consultant or member of the Board or a change in the entity for which the Participant renders such service, provided, that there otherwise is no interruption or termination of the Participant’s Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a member of the Board will not constitute an interruption of Service. The Committee, in its sole discretion, may determine whether Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(cc)	“Subsidiary” means any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(dd)	“Stock Appreciation Right” or “SAR” means the Award described in Section 7.

(ee)	“Stock Option” means the Award described in Section 6, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, as determined by the Committee.

(ff)	“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Parent or Subsidiary.

3.	POWERS AND ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other Awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. The Committee may take action by a meeting in which a quorum of the Committee is present. The meeting may be in person, by telephone or in such other manner in which the members of the Committee participating in the meeting may communicate directly with each other. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in a writing signed by all the Committee members.

The Committee may prescribe rules and procedures for the administration of the Plan and shall have the authority to delegate ministerial duties to agents for the Committee (and allocate responsibilities among the agents appointed by the Committee for the performance of the ministerial duties) in the administration of the Plan.

4.	ELIGIBILITY AND PARTICIPATION

(a)	Eligibility. Only Employees, Consultants and members of the Board designated by this Plan or selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.

(b)	Participation. The members of the Board and CEO shall participate in the Plan and their Awards and rights under the Plan shall be determined by the Committee. In addition, each year the CEO shall present to the Committee a list of Employees that the CEO recommends be designated as Participants for an upcoming Performance Period (or a current Performance Period with respect to a newly hired Employee), proposed Awards to such Employees, and proposed terms for the LTIPAs for the proposed Awards to such Employees. In addition, the CEO may present recommended amendments to any existing LTIPAs. The Committee shall consider the CEO’s recommendations and shall determine the Awards, if any, to be granted and the terms of the LTIPAs for such Awards, and any amendments to existing LTIPAs (subject to the restrictions on the authority granted to the Committee in Section 3). The Committee may also grant Awards to Consultants in its discretion.

Designation of an Employee or Consultant as a Participant for any Performance Period shall not require the Committee to designate that person to be a Participant or to receive an Award in any Performance Period or to receive the same type or amount of Award as granted to the Participant in such year. Grants of Awards to Participants need not be of the same type or amount and may have different terms. Service with the Company or its Subsidiary or Affiliate prior to completion of or during a Performance Period does not entitle the Employee or Consultant to participate in the Plan or vest in any interest in any Award under the Plan. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.	AWARDS AVAILABLE

(a)	Types of Awards. The Awards available under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and other stock or cash Awards, as described below.

(b)	Shares Available under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. The total number of shares of Common Stock that may be issued under the Plan for Awards other than cash Awards shall not exceed a total of 2,500,000 shares, plus any shares of Common Stock subject to outstanding awards under the Company’s Amended and Restated Long Term Incentive Compensation Plan, 2003 Stock Incentive Plan and 2002 Stock Incentive Plan on the effective date of this Plan that are subsequently forfeited or terminated for any reason before being exercised (subject to adjustment in accordance with Sections 15 and 16).

(c)	Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock. Notwithstanding any else in this Section 5, the Restricted Stock, Restricted Stock Units and Performance Shares granted under the Plan in any one calendar year shall not relate to more than 300,000 shares of Common Stock in the aggregate, provided, that any portion of such 300,000 share limit not reserved for grants of Restricted Stock, Restricted Stock Units or Performance Shares made in any calendar year beginning in 2010, shall be added to the 300,000 share limit for subsequent calendar years.

(d)

Reversion of Shares. If any Award expires, is terminated, surrendered, or forfeited, expires unexercised, is settled in cash in lieu of Common Stock or, subject to the terms of this Plan, is exchanged for other Awards, in whole or in part, the unissued or forfeited Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares delivered to or withheld by the Company to pay the exercise price of an option, (iii) shares delivered to or withheld by the Company to satisfy tax withholding obligations in connection with an Award, or (iv) shares repurchased on the open market by the Company with the proceeds of an Award.

(e)	Limits on Individual Grants. Under the Plan, no Participant may receive in any calendar year (i) Stock Options relating to more than 500,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Criteria below relating to more than 500,000 shares, (iii) Stock Appreciation Rights relating to more than 500,000 shares, or (iv) Performance Stock relating to more than 500,000 shares. Under the Plan, the maximum cash payment that may be made to a single Participant in any calendar year under a Performance Unit Award or other cash Award shall not exceed $20,000,000.

(f)	Adjustments. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Sections 15 and 16 hereof.

(g)	Share Usage Ratio for Full Value Awards. Subject to Section 5(d) above, the shares available for issuance under the Plan shall be reduced by 1.5 shares for each share represented by Restricted Stock, Restricted Stock Units, Performance Stock or other full value Awards. When a Stock Appreciation Right is settled for shares upon exercise, the number of shares subject to the Award agreement shall be counted against the number of shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. All other Awards will reduce the shares available for issuance under the Plan by one (1) share for every share subject thereto.

6.	STOCK OPTIONS

(a)	Grant of Stock Options. Stock Options may be granted to Participants by the Committee, at any time as determined by the Committee.

(b)	Terms of Stock Options. The Committee shall determine the terms and conditions of each Stock Option, the number of shares subject to the Stock Option, and whether the Stock Option is an Incentive Stock Option or a Nonstatutory Stock Option. The option price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Stock Option is granted. Notwithstanding the foregoing, a Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)	Term of Stock Options. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant.

(d)	Exercisability of Stock Options. Each Stock Option shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any Stock Option, shall be payable to the Company in full by (i) cash payment or its equivalent, (ii) tendering previously acquired shares (held for at least six months to the extent necessary to avoid any variable accounting on such option) or purchased on the open market and having a Fair Market Value at the time of exercise equal to the option price, or certification of ownership of such previously-acquired shares, (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, and (iv) such other methods of payment as the Committee, at its discretion, deems appropriate.

Except as otherwise provided in a LTIPA, in the event the Service of a Participant holding a Stock Option terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Stock Option (to the extent that the Participant was entitled to exercise such Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Service (or such longer or shorter period specified in the LTIPA for such Stock Option), or (ii) the expiration of the term of the Stock Option as set forth in the LTIPA. If, after termination, the Participant does not exercise his or her Option within the time specified in the LTIPA, the Stock Option shall thereafter terminate.

(e)	Vesting. Subject to the provisions of Sections 5(f), 15 and 23, the total number of shares of Common Stock subject to a Stock Option shall be subject to the following vesting provisions of this Subsection 6(e):

(i)	The total number of shares of Common Stock subject to a Stock Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.

(ii)	The Stock Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.

(iii)	The vesting provisions of individual Stock Options may vary.

(iv)	The provisions of this Subsection 6(e) are subject to any Stock Option provisions governing the minimum number of shares of Common Stock as to which a Stock Option may be exercised.

(f)	Incentive Stock Option Requirements. Stock Options granted under the Plan as Incentive Stock Options shall have such terms as required by Sections 422 of the Code for an Incentive Stock Option, including, but not limited to, the following terms in this Section 6(f).

(i)	Incentive stock options shall be granted only to Employees.

(ii)	The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Option on the date the Option is granted or one hundred ten percent (110%) in the case of a grant of an Incentive Stock Option to a Ten Percent Shareholder. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(iii)	The maximum term of an Incentive Stock Option shall be ten years from the date of grant provided that the maximum term of an Incentive Stock Option granted to a Ten Percent Shareholder shall be five years from the date of grant of the Incentive Stock Option.

(iv)	To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Parent or Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(v)	The maximum number of shares which may be issuable pursuant to the exercise of Incentive Stock Options shall not exceed 2,500,000.

(e)	No Repricings Permitted. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the Participant at a lower exercise price or reduce the option price of an outstanding Stock Option without stockholder approval.

7.	STOCK APPRECIATION RIGHTS

(a)	Stock Appreciation Rights may be granted to Participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options, at any time when the Company is subject to fair value accounting.

(b)	The grant price of a tandem or substitute SAR shall be equal to the option price of the related Stock Option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of the Company’s Common Stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines to apply to the SAR; provided, however, that the term of the SAR shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces.

(c)	Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Common Stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in Common Stock.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any or both of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

(b)	a requirement that the holder forfeit (or in the case of Restricted Stock sold to the Participant resell to the Company at cost) such shares in the event of termination of Service during the period of restriction.

The holder of a Restricted Stock Unit shall have no rights as a stockholder with respect to shares of Common Stock subject to the Award unless and until shares of Common Stock are issued in settlement of the Award. However, the Committee in its discretion may provide for the payment of dividend equivalents in the form of cash or Common Stock, or both, which may be subject to the same conditions and restrictions (including without imitation any forfeiture conditions) as the Restricted Stock Units to which they relate.

All restrictions shall expire at such times as the Committee shall specify.

9.	PERFORMANCE STOCK

The Committee shall designate the Participants to whom long-term performance stock “Performance Stock”) is to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award; provided the stated Performance Period will not be less than 12 months. Each Award of Performance Stock shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares of Common Stock issued under a Performance Stock Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares of Common Stock earned upon satisfaction of any performance goal by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued to a Participant pursuant to a Performance Stock Award.

10.	PERFORMANCE UNITS

The Committee shall designate the Participants to whom long-term performance units (“Performance Units”) are to be awarded and determine the number of units and the terms and conditions of each such

Award; provided the stated performance period will not be less than 12 months. Each Performance Unit Award shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $20,000,000. The Committee may, in its discretion, substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit Award.

11.	CASH BONUS AWARDS

The Committee may designate Employees who are eligible to receive a cash bonus payment based on an incentive pool to be determined by the Committee. The Committee shall allocate an incentive pool percentage to each designated Participant. In no event may the incentive pool percentage for any one Participant exceed fifty (50%) of the total pool.

As soon as possible after the determination of the incentive pool, the Committee shall calculate the Participant’s allocated portion of the incentive pool based upon the established percentage. The Participant’s incentive Award then shall be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

12.	OTHER STOCK OR CASH AWARDS

In addition to the incentives described in Sections 6 through 11 above, the Committee may grant other incentives payable in cash or in Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided, an outright grant of Common Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient or is otherwise offered in consideration for services rendered.

13.	PERFORMANCE GOALS

The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals; provided, however, that where any Award is intended to qualify for exemption from the deduction limitation of Section 162(m) of the Code as “qualified performance-based compensation,” the following conditions shall apply:

(a)	The amount potentially available under an Award shall be subject to the attainment of pre-established, objective performance goals related to a specified period of service based on one or more of the following performance criteria: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any one or more Performance Criteria may be measured either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award;

(b)	Any Performance Criteria may include or exclude Special Items. Special Items shall include (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report, in each case within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code;

(c)	The Committee shall establish the applicable performance goals and an objective method for determining the Award earned by a Participant if the goals are attained, while the outcome is substantially uncertain and not later than the 90th day of the Performance Period (but in no event after 25% of the period of service with respect to which the performance goals relate has elapsed), and shall determine and certify, for each Participant, the extent to which the performance goals have been met prior to payment or vesting of the Award; and

(d)	The Committee shall have the authority to reduce (but not increase) the payouts on such Awards and shall have the authority to limit (but not waive) the actual performance-based vesting of such Awards in its sole discretion.

14.	DEFERRAL OF PAYMENT ON AWARDS

Subject to the provisions of Section 409A of the Code and any regulatory guidance promulgated thereunder, a Participant and the Company may enter into an agreement under which the payment of amounts payable under a vested Award shall be deferred on terms and conditions to be established by the Participant and the Company.

15.	ADJUSTMENT PROVISIONS

(a)	If the Company shall at any time change the number of issued shares of Common Stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an Award or all Awards in any calendar year, and the number of shares covered by each outstanding Award and the price therefor, if any, shall be equitably adjusted by the Committee.

(b)	In the event of any merger, consolidation or reorganization of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Company shall have the authority to provide in the controlling agreement for such transaction (i) that there shall be substituted, as determined by the Committee in its discretion, for each share of Common Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock will be entitled pursuant to the transaction, (ii) that the acquiring or surviving corporation in the transaction shall assume the outstanding Awards under the Plan (which may be exercisable into the securities of the acquiring or surviving corporation), (iii) that all unexercised Awards shall terminate immediately prior to such transaction unless exercised prior to the closing of the transaction, (iv) that outstanding Awards shall be settled in exchange for a payment equal to the intrinsic value of the Award in cash or cash equivalents, followed by cancellation of such Awards, or (v) a combination of the foregoing, with no obligation to treat all outstanding Awards the same, and in each case without the consent of the Participant.

16.	SUBSTITUTION AND ASSUMPTION OF AWARDS

Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become Employees or Consultants as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

17.	TRANSFERABILITY

Each Award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of Disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

18.	TAXES

The Company and its Subsidiary or Affiliate shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and the Company may defer making payment or delivery as to any Award, if any such tax is payable until indemnified to its satisfaction. The Company in its discretion may permit a Participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the minimum legally required tax withholding.

19.	OTHER PROVISIONS

(a)	The grant of any Award under the Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Common Stock after exercise or vesting of Awards, forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of non-solicitation, non-disparagement, non-competition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a Award for such period and upon such terms as the Committee shall determine.

(b)	In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(c)	Subject to compliance with Section 409A of the Code, the Committee, in its sole discretion, may permit or require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account (“Deferred Award”).

(d)	As a condition for the receipt of stock Awards under the Plan, a Participant shall agree to be bound by the policies of the Company pertaining to the securities of the Company including but not limited to the insider trading restrictions of the Company.

20.	NO RESERVE OR TRUST

Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

21.	NO RIGHT TO ASSIGN

No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

22.	NO EMPLOYMENT RIGHTS CONFERRED

Nothing contained in the Plan or any Award shall confer upon any person any right with respect to continuation of Service with the Company or any Subsidiary or Affiliate in any capacity or interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate a person’s Service at any time or guarantee any right of participation in any other benefit or compensation plan of the Company or any Subsidiary or Affiliate.

23.	SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

The terms and conditions of this Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If a Change of Control occurs, then this Plan shall immediately terminate.

Except as otherwise provided in an LTIPA, upon a Change in Control of the Company, the Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units, subject to compliance with Section 409A of the Code.

The Committee shall in its sole discretion determine the status of achievement of a particular Target Goal and shall specify an Adjusted Basic Award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (“Change in Control Award”). A Change in Control Award shall be modified as outlined below and shall be paid 30 days after the consummation of the Change in Control, and any Deferred Award payments outstanding upon a Change in Control shall be paid 30 days after the Change in Control, in each case subject to Section 409A of the Code.

In the event of a Change in Control, all cash Awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the cash Awards, subject to compliance with Section 409A of the Code.

24.	GOVERNING STATE LAW AND COMPLIANCE WITH SECURITIES LAWS

(a)	The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(b)

The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant stock Awards and to issue and sell shares of Common Stock upon exercise of the stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any stock Award or any Common Stock issued or issuable pursuant to any such stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such stock Awards unless and until such authority is obtained.

25.	DURATION, AMENDMENT AND TERMINATION

The Board or the Committee may amend, suspend, terminate or reinstate the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing Award (subject to the reservation of the authority of the Committee to reduce payments on Awards) or change the terms and conditions thereof without the Participant’s consent. No amendment of the Plan shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the Securities and Exchange Commission, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Section 162(m) of the Code.

Neither the Board nor the Committee may cancel an Award once the Award has been granted by the Committee, including any Deferred Awards. Each year on the anniversary of the LTIPAs, the CEO shall present to the Committee any recommendations for changes in the Plan or in the LTIPAs previously approved by the Committee (subject to the restrictions on the grant of authority to the Committee in Section 3).

26.	EFFECTIVE DATE AND TERM OF THE PLAN

The Plan was adopted by the Board of Directors on December 30, 2010, to be effective February 25, 2010, subject to stockholder approval. The Plan shall continue for a term of ten years from the date of its adoption. The Plan and any Awards granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.